                                                                      EXHIBIT 12

                    STATEMENT REGARDING COMPUTATION OF RATIOS
                                (in Thousands)

                                                                       YEAR ENDED DECEMBER 31
                                                  ------------------------------------------------------------    Three Months Ended
                                                  1994            1995           1996        1997         1998      March 31, 1999
                                                  ----            ----           ----        ----         ----    ------------------
FIXED CHARGES
Interest expense (including
  amortization of debt
   issuance costs)                                 --               --            --            --           --             --

  Interest element of rent expense                 --            $120          $457          $583       $30,944          $470

EARNINGS
  Consolidated net (loss) income
    Add back:                                   $(1,153)     $(10,000)     $(26,555)     $(21,222)     $(30,944)      $(7,894)
  Benefit for income taxes                         --               --            --            --           --             --
  Fixed charges                                    --            $120          $457          $583          $782          $470

COVERAGE (DEFICIENCY)                           $(1,153)      $(9,886)     $(26,098)     $(20,639)     $(30,162)      $(7,424)

                                                               YEAR ENDED DECEMBER 31
                                    -------------------------------------------------------------------------     Three Months Ended
                                    1994              1995            1996               1997            1998       March 31, 1999
                                    ----              ----            ----               ----            ----     ------------------
COMBINED FIXED CHARGES
 AND PREFERRED STOCK DIVIDENDS
  Interest expense (including
    amortization of debt
    issuance costs)                  --                 --              --               --               --                --

Interest element of rent
   expense                           --           $    120        $    457           $    583         $    782         $   470


Refund dividends to
   preferred shareholders            --                 --              --           $    283         $    723              --



EARNINGS
 Consolidated loss              $(1,153)          $(10,006)       $(26,555)          $(21,222)        $(30,944)        $ 7,894

 Benefit for income taxes            --                 --              --                 --               --              --

 Combined fixed charges              --           $    120        $    457           $    583         $    782         $   470
  and preferred stock
   dividends


COVERAGE (DEFICIENCY)           $(1,153)          $  (9,886)       $(26,098)          $(20,639)        $(30,162)        $(7,424)